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Exhibit 10(w)

[Date]

To:	«FIRST_NAME» «LAST_NAME»	Employee Number: «EMPLID»
Subject:	Confirmation of participation in the FY'06 Pay-for-Results program

The FY'06 PfR program runs November 1, 2005 through October 31, 2006

This statement confirms your participation in the FY'06 Pay-for-Results (PfR) program* based on your current eligibility status. Important changes have been made to the program for FY'06 to make it simpler, easier to understand, and more aligned with HP's operating model:

  •
  PfR is now an annual program, aligned with HP's fiscal year

  •
  there are only two metrics in the plan—net profit and revenue

  •
  as the focus is on year-over-year improvement, metric goals (gate, target, stretch) have been set with consideration to FY05 results

  •
  for participants in the business segments, results are measured at both the HP worldwide and business segment level, reinforcing HP's operating model to drive P&L accountability further down the organization and providing managers with greater ability to influence their bonus through metrics they can more directly impact

  •
  once the gate for HP net profit has been passed, the plan begins to fund

  •
  the greater the improvement over FY05, the larger the funding, the higher the bonus

Your FY'06 Metrics and Bonus Opportunity

Below is a summary of your plan metrics and target bonus opportunity for FY'06. Your actual bonus under the program will be a factor of the following:

1.
Performance on the metrics relative to the ASPIRE plans for FY'06.

2.
Your Target Bonus Opportunity, which is stated as a percentage of your accumulated eligible earnings

3.
Your accumulated eligible earnings during FY'06. This is typically your base pay, but may include adjustments based on employment status such as Part-Time or Leave of Absence.

  Target Bonus Opportunity: «BONUS»

Metric	Weight
Revenue—HP Worldwide	XX%
Net Profit—HP Worldwide	XX%
Revenue—Business Segment	XX%
Net Profit—Business Segment	XX%

The PfR program is a variable pay program and ultimate payment is discretionary based upon achievement of business objectives with participation and payout subject to the terms and conditions of the PfR plan. Your current status and participation does not guarantee future status and participation in PfR. HP's variable pay philosophy allows participation in only one variable pay program; payments made from other programs may preclude your participation in PfR this period. Refer to Business Group-specific plan documents or websites for additional information in this regard.

As a normal part of aligning its Total Rewards, HP continues to monitor the competitiveness of its variable pay programs and adjusts performance measurement goals, bonus opportunities and plan eligibility to reflect business requirements and market norms.

Should the information specific to you be incorrect, please contact me so that I can arrange to have a corrected letter issued. If during the year your level or job assignment should change, you may receive an updated letter. Please note that PfR bonuses will be prorated based on time spent in each role when there is a change in grade, business segment, or Plan. To read about other important changes to the FY06 PfR program, please go to the variable pay website at:

        http://hrcms01.atl.hp.com:6041/public/pages/prg_prj/en_US/column_page_0002.htm

Regards,

«SUPV_FIRST_NAME» «SUPV_LAST_NAME»

*Applies to employees eligible to participate in the Hewlett-Packard Company 2005 Pay-for-Results Plan for executives (formerly ePfR) and the Hewlett-Packard Company Pay-for-Results Short-Term Bonus Plan.

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  Exhibit 10(w)
The FY'06 PfR program runs November 1, 2005 through October 31, 2006